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                               UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549


                               SCHEDULE 14A


        Proxy Statement Pursuant to Section 14(a) of the Securities
                Exchange Act of 1934 (Amendment No.  )




Filed by the Registrant [_X_]

Filed by a Party other than the Registrant [___}


Check the appropriate box:

[___]  Preliminary Proxy Statement

[___]  Confidential, for Use of the Commission Only

[___]  Definitive Proxy Statement

[___]  Definitive Additional Materials

[_X_]  Soliciting Material Pursuant to Rule 240.14a-12


                         AUTO-GRAPHICS, INC.
          (Name of Registrant as Specified In Its Charter)



 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):


[_X_]  No fee required.

YOU SHOULD READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE
IMPORTANT INFORMATION IS GOING TO BE IN THE PROXY STATEMENT AND
THE PROXY STATEMENT CAN BE OBTAINED FOR FREE AT THE U.S. SECURITIES AND EXCHANGE COMMISSION WEBSITE AND FROM AUTO-GRAPHICS, INC.

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Auto-Graphics, Inc. Announces
New Date for Special Shareholders Meeting

POMONA, CA., September 25, 2001 - Auto-Graphics, Inc. (OTC:BB AUGR) today announced that it has been advised by Corey Patick, the Chairman of the Special Shareholders Committee (the "Shareholder Committee"), that the Special Meeting of Shareholders ("Special Meeting") that is to take place at Auto-Graphic's, Inc. (the "Company") offices on September 25, 2001 at 3:00 p.m. will be called for the sole purpose of adjourning such meeting until October 31, 2001 at 3:00 p.m.

The Notice of the Special Meeting issued by the Shareholder Committee states the meeting will consider and vote upon the following matters:

1.	To elect three (3) directors to serve on the Board of Directors for the ensuing year.

2.	To consider and act upon a shareholders' resolution, amending the
Company's By-Laws to require that any contract or transaction between the Company and any director/shareholder of the Company owning, directly or indirectly, more than 10% of the Company's issued and outstanding capital stock including a company, business or entity controlled by any such director/shareholder be first reviewed and approved by a vote of the "disinterested" shareholders of the Company as being fair and reasonable to the Company.

The Special Shareholder Committee is chaired by Corey M. Patick. The Company has been informed by Mr. Patick that the Shareholder Committee intends to solicit proxies to vote for Robert H. Bretz, Corey M. Patick, and Tom J. Dudley as directors and to vote for their shareholder proposal to amend the By-Laws. The Company has also been informed and believes that Corey M. Patick and Robert H. Bretz are individuals that direct the Shareholder Committee. The following individuals are members of the Shareholder Committee:

Name				Stock Ownership in Company

Corey M. Patick			 1.0%
Marsha Patick			 0.6%
Tom J. Dudley			 0.6%

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Robert H. Bretz, who is a 6% shareholder of the Company and a current director on the Company's Board, will be seeking reelection to the Board.

On May 9, 2001 the Company terminated the services of its long-time outside counsel, Mr. Robert H. Bretz. Mr. Bretz who was also the only outside Director for the Company has remained as a Director of the Company. Following Mr. Bretz' termination he began to file lawsuits for and on behalf of the Company that had not been approved by management or the Company's Board of Directors. On August 8, 2001 one such case filed by Mr. Bretz, Case No. BC252517, was dismissed by the Los Angeles California Superior Court holding that the Action by Unanimous Written Consent signed by Mr. Bretz was invalid because it failed to satisfy the requirements of California Corporations Code section 307(b).

The Company has also filed a complaint against Mr. Bretz for damages and injunctive relief for breach of fiduciary duty. In Case No. BC 253322 in Los Angeles California Superior Court captioned Auto-Graphics, Inc. vs. Robert H. Bretz et al., alleges that Mr. Bretz has become disruptive and harmful to the business operations of the company and has damaged the Company by his various actions including his excessive billings to the Company and the filing of the unauthorized lawsuits on behalf of the Company.

As a response to the complaint filed by the Company, Mr. Bretz filed a derivative cross-complaint against three of the Company's officers, Robert
S. Cope, Michael K. Skiles and Michael F. Ferguson for breach of fiduciary duty, fraud & deceit, misrepresentation, breach of contract/employment, removal for cause and other declaratory and injunctive relief. The cross-complaint was filed on July 16, 2001 in Los Angeles California Superior Court.

Corey M. Patick is a nominee for election to the Company's Board of Directors. In May 1999, Robert S. Cope and the Cope Family Trust granted an option to Corey M. Patick to purchase 1,125,000 (or 22%) of the Company's Common Stock for $1.67 per share (adjusted for the 3-for-1 stock split effective February 28, 2000). Patick subsequently exercised the option in November of 2000 and the closing for the purchase of and payment for the option shares, originally scheduled for November 2000 was extended several times by the parties. By the terms of the most recent extension, Mr. Patick's option expired on August 31, 2001, even though Mr. Patick claims it has not been terminated. Mr. Patick (including his wife) is the owner of 1.6% of the Company's Common Stock (without taking the option shares into account).



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On September 12, 2001, the Company filed in the Superior Court of
California, County of Los Angeles, Case No. BC257697, a Complaint For Declaratory and Injunctive Relief For Violation of California Corporations Code Sections 301, 600(d) and 601(c) naming as defendants Corey Patick, Marsha Patick and Tom J. Dudley. This suit arose as a result of the call of the instant Special Meeting by the Shareholder Committee. The Company alleges in its complaint that notice of the Special Meeting is improper and the action in electing the board of directors is improper. On September 13, 2001, the court denied the temporary restraining order and stated "that it would review any challenges to the validity of the meeting after it was conducted".


Tom J. Dudley is a nominee for election to the Company's Board of Directors. Mr. Dudley is the owner of .6% of the Company's Common Stock.

The Board will nominate Robert S. Cope, James R. Yarter, and Robert L. Lovett to fill the three (3) director positions on the Board.

Robert S. Cope, along with his family is a 43% shareholder of the Company, a current director of the Company, and holds the officer position of Chairman of the Board of the Company will be seeking reelection to the Board. Mr. Cope is also a general partner in the 664 Company, a California limited partnership which leases to the Company its current office space.

James R. Yarter, who is a current director on the Company's Board, will be seeking reelection to the Board. Mr. Yarter is not a beneficial owner of any shares of the Company's Common Stock.

Robert L. Lovett, who is a 4% shareholder of the Company, is a first time nominee for a position on the Company's Board.

The Shareholders Committee and the Company are currently bearing their own expenses of soliciting proxies for the Special Meeting.

Auto-Graphics, Inc. is a provider of Web-based information publishing and Internet database resource sharing systems for over 9,000 libraries. Auto-Graphics, Inc. is also an ASP supplier of library automation software and electronic publishing solutions and Internet based physical and virtual bibliographic catalog and interlibrary loan systems for libraries.

Customers include the states of Texas, Connecticut, Oklahoma, Tennessee, Wisconsin, and Kansas. The Company's web site is located at http:www.auto-graphics.com.


ROBERT S. COPE
---------------
Robert S. Cope




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